Exhibit 5.1

May 26, 2026

First Financial Bancorp.
255 East Fifth Street, Suite 800

Cincinnati, Ohio 45202

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to First Financial Bancorp., an Ohio corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 3,850,000 common shares, without par value, of the Company (the “Shares”), issuable pursuant to the First Financial Bancorp. 2026 Stock Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the preparation and rendering of the opinion set forth herein, we have reviewed, examined, and relied upon the accuracy of, among other things, copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	The Registration Statement;

2.	The Plan;

3.	The Articles of Incorporation of the Company, as amended;

4.	The Amended and Restated Regulations of the Company, amended as of July 28, 2015 and filed as Exhibit 3.1 to the Form 8-K filed on July 29, 2015; and

5.	Such other documents, corporate records, certificates of public officials and officers of the Company, and matters of law and fact as we have deemed necessary or appropriate, subject to the assumptions set forth herein, as a basis for the opinion set forth herein.

In rendering the opinion set forth below, we have assumed (and, where applicable, relied upon), without independent investigation or verification, (a) the genuineness of all signatures (and, to the extent that a signature on a document is manifested by electronic or similar means, such signature has been executed or adopted by a signatory with an intent to authenticate and sign the document); (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic original documents of all documents submitted to us as copies; (d) the legal capacity of all individuals executing such documents; (e) the accuracy, truthfulness, and completeness of all representations and factual matters contained in the documents reviewed or examined by us; (f) the due authorization, execution, and delivery of all documents where due authorization, execution and/or delivery thereof are prerequisites to the effectiveness or validity thereof; and (g) that there will be no material changes to the documents we have examined. We have also assumed that (i) the Registration Statement will have become effective under the Securities Act, the Shares will have been registered under the Securities Act pursuant to the Registration Statement, as finally amended, and such registration will remain effective at all relevant times and will not be modified or rescinded; that, if applicable, the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under applicable state securities or “blue sky” laws; and that there will not have occurred any change in law affecting the validity of the issuance of the Shares; (ii) each award of Shares under the Plan and each award agreement setting forth the terms of such award is and will be consistent with the Plan, duly authorized, and, if applicable, duly and validly executed and delivered by all parties thereto; (iii) the Shares subject to such awards and issuance under the Plan will be duly issued and delivered in each case in accordance with the terms of the Plan and the applicable award agreement and for lawful and valid consideration under Ohio General Corporation Law, and that the Board of Directors of the Company or a duly authorized committee thereof has determined that such consideration is adequate and constitutes fair value to the Company in accordance with the Ohio General Corporation Law; (iv) at all times prior to the issuance of any Shares, the Company will maintain a sufficient number of authorized but unissued common shares, without par value, available for such issuance; and (v) the certificates representing the Shares, if any, will be duly executed, countersigned, and registered and duly delivered to the person or entity entitled thereto against receipt of the agreed consideration therefor, or if the Shares are to be issued in uncertificated or book-entry form, the Company’s books, or the records maintained on its behalf by a duly appointed transfer agent and registrar, will reflect the issuance of such Shares to the person or entity entitled thereto against receipt of the agreed consideration therefor, and the Company or such transfer agent and registrar will provide any required notices or statements of ownership and comply with all applicable requirements of law governing uncertificated or book-entry securities. We express no opinion as to the adequacy of the consideration received or to be received for the Shares.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions, and limitations stated herein, we are of the opinion that the Shares issuable pursuant to the Plan have been duly authorized for issuance and, when issued and delivered in accordance with the Plan and the applicable award agreements and in exchange for consideration that is lawful and valid under the Ohio General Corporation Law, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion other than as expressly set forth immediately above. Further, this opinion is limited to the Ohio General Corporation Law, including the reported judicial decisions interpreting these laws, in each case, as in effect on the date hereof, and we do not express any opinion herein concerning any other laws, statutes, rules, or regulations. For the avoidance of doubt, we express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement, the prospectus, any prospectus supplement or other offering material regarding the Company, the Shares, or their offer and sale.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder. This opinion letter speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion letter.

Sincerely,

/s/Krieg DeVault LLP

Krieg DeVault LLP